- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /        Preliminary Proxy Statement
/ /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/        Definitive Proxy Statement
/ /        Definitive Additional Materials
/ /        Soliciting Material Pursuant to Section240.14a-11(c) or Section240.14a-12

                            FINLAY ENTERPRISES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
        _______________________________________________________________
    (NAME OF PERSON(S) FILING PROXY STATEMENT IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

/X/        $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item 22(a)(2)
           of Schedule 14A.
/ /        $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)        Title of each class of securities to which transaction applies:
                                             N/A
(2)        Aggregate number of securities to which transaction applies:
                                             N/A
(3)        Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                                             N/A
(4)        Proposed maximum aggregate value of transaction:
                                             N/A
(5)        Total fee paid:
                                             N/A

/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2)
           and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)        Amount Previously Paid:
                                             N/A
(2)        Form, Schedule or Registration Statement No.:
                                             N/A
(3)        Filing Party:
                                             N/A
(4)        Date Filed:
                                             N/A

- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

                            FINLAY ENTERPRISES, INC.

                                521 Fifth Avenue
                            New York, New York 10175

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 JUNE 11, 1996
                             ---------------------

To the Stockholders:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Finlay Enterprises, Inc. (the "Company") will be held on June 11, 1996 at 10:00 a.m. (local time) in the Cornell Club, 6 East 44th Street, New York, New York, for the following purposes:

    1. To elect two members to the Board of Directors to serve until the expiration of their respective terms of office and until their successors are duly elected and qualified; and

    2. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed May 22, 1996 as the record date for the determination of the stockholders entitled to notice of and to vote at such meeting or any adjournment thereof, and only stockholders of record at the close of business on that date are entitled to notice of and to vote at such meeting.

    A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE FISCAL YEAR ENDED FEBRUARY 3, 1996 IS ENCLOSED HEREWITH.

    You are cordially invited to attend the meeting. Whether or not you plan to attend, you are urged to complete, date and sign the enclosed proxy and return it promptly. If you receive more than one form of proxy, it is an indication that your shares are registered in more than one account, and each such proxy must be completed and returned if you wish to vote all of your shares eligible to be voted at the meeting.

                                          By Order of the Board of Directors.

                                          Bonni G. Davis, SECRETARY

Dated:  New York, New York
        May 22, 1996

                             YOUR VOTE IS IMPORTANT.
  TO ENSURE A QUORUM, PLEASE COMPLETE AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOUR PROXY WILL BE RETURNED TO YOU UPON REQUEST TO THE SECRETARY OF THE MEETING.

                            FINLAY ENTERPRISES, INC.

                                521 Fifth Avenue
                            New York, New York 10175

                            ------------------------

                                PROXY STATEMENT
                             ---------------------

    The enclosed proxy is solicited on behalf of the Board of Directors of Finlay Enterprises, Inc. (the "Company") pursuant to this proxy statement (to be mailed on or about May 22, 1996) for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the time and place shown in the attached Notice of Annual Meeting. Shares represented by properly executed proxies, if returned in time, will be voted at the Annual Meeting as specified or, if not otherwise specified, in favor of the election as directors of the nominees named herein. Such proxies are revocable at any time before they are exercised by written notice to the Secretary of the Company or by your requesting the return of the proxy at the Annual Meeting. Any later dated proxies would revoke proxies submitted earlier.

                                  RECORD DATE

    The record date for the determination of holders of common stock, par value $.01 per share, of the Company ("Common Stock") who are entitled to notice of and to vote at the annual meeting is May 22, 1996 (the "Record Date").

                               VOTING SECURITIES

    As of the Record Date, 7,554,205 shares of Common Stock of the Company were outstanding. Holders of record of Common Stock as of such date will be entitled to one vote for each share held. A majority of all shares of Common Stock issued, outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum. Abstentions and broker non-votes are considered present for purposes of determining whether the quorum requirement is met. A broker non-vote occurs when a nominee holds shares for a beneficial owner but cannot vote on a proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner as to how to vote the shares. Brokers which are members of the New York Stock Exchange are permitted to vote their clients' proxies in their own discretion as to the election of directors if the clients have not furnished voting instructions within ten days of the meeting. The election of directors shall be determined by a plurality of the voting power present in person or represented by proxy at the meeting and entitled to vote. As directors are elected by a plurality vote, the two nominees receiving the highest vote totals will be elected and the outcome of the vote for directors will not be affected by abstentions or broker's non-votes.

    The  following  table  sets  forth  certain  information  with  respect   to
beneficial ownership of Common Stock of the Company as of the Record Date by each of the Company's directors, the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company or Finlay Fine Jewelry Corporation, a wholly-owned subsidiary of the Company ("Finlay Jewelry" and, together with the Company and all predecessor companies, "Finlay"), and by all directors and executive officers as a group. No other person is known by the Company to own beneficially more than 5% of the Common Stock.

                                                                                    NUMBER AND PERCENTAGE OF SHARES
                                                                                        BENEFICIALLY OWNED (1)
                                                                                   ---------------------------------
NAME OF BENEFICIAL OWNER                                                            COMMON STOCK   PERCENT OF CLASS
- - ---------------------------------------------------------------------------------  --------------  -----------------
Thomas H. Lee (2)................................................................      2,347,529           31.1%
Rohit M. Desai (3)(4)............................................................      1,657,441           21.9%
David B. Cornstein (5)(6)........................................................        502,529            6.6%
Arthur E. Reiner (6)(7)..........................................................        156,191            2.1%
Warren C. Smith, Jr. (8).........................................................         29,168           *
Norman S. Matthews (9)...........................................................         22,000           *
James Martin Kaplan (6)..........................................................          4,000           *
Leslie A. Philip (6)(10).........................................................          6,667           *
Barry D. Scheckner (6)(11).......................................................         11,200           *
Edward Stein (6)(11).............................................................          8,067           *
Damon H. Ball (3)................................................................        --               --
All Directors and Executive Officers as a group (11 persons) (12)................      4,730,208           61.9%

- - ------------------------------
  *  Less than one percent.

 (1) Based on 7,554,205 shares issued and outstanding on the Record Date. The voting and investment power of the persons named in the table is subject to the terms of the Amended and Restated Stockholders' Agreement dated as of March 6, 1995 (the "Amended Stockholders' Agreement") by and among the Company and certain stockholders of the Company. See "Certain Transactions -- Stockholders' Agreement." Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock subject to the terms of the Amended Stockholders' Agreement.

 (2) Includes 2,048,808 shares of Common Stock held of record by Thomas H. Lee Equity Partners, L.P., the general partner of which is THL Equity Advisors Limited Partnership, a Massachusetts limited partnership, of which Mr. Lee is a general partner, and 298,721 shares of Common Stock held of record by 1989 Thomas H. Lee Nominee Trust (the "Nominee Trust"). Mr. Lee's address is c/o Thomas H. Lee Company, 75 State Street, Boston, Massachusetts 02109.

 (3) The address of Messrs. Desai and Ball is c/o Desai Capital Management Incorporated, 540 Madison Avenue, New York, New York 10022.

 (4) Includes 953,029 shares of Common Stock held of record by Equity-Linked Investors, L.P. ("ELI-I") and 704,412 shares of Common Stock held of record by Equity-Linked Investors-II ("ELI-II"). ELI-I and ELI-II are limited partnerships, the general partners of which are Rohit M. Desai Associates and Rohit M. Desai Associates-II (together, the "General Partners"), respectively. Rohit M. Desai is the managing general partner of each of the General Partners. Mr. Desai is also the sole stockholder, chairman of the board and president of Desai Capital Management Incorporated ("DCMI"), which acts as an investment advisor to ELI-I and ELI-II. Under the investment advisory agreements between DCMI and each of ELI-I and ELI-II, DCMI has the power to vote and dispose of these securities. DCMI and Mr. Desai disclaim beneficial ownership of the securities. The address of ELI-I and ELI-II is c/o Desai Capital Management Incorporated, 540 Madison Avenue, New York, New York 10022.

 (5) Includes options to acquire 26,667 shares of Common Stock granted in 1995 having an exercise price of $14.00 per share.

 (6) The address of Messrs. Cornstein, Reiner, Kaplan, Scheckner and Stein and Ms. Philip is c/o the Company, 521 Fifth Avenue, New York, New York 10175.

 (7) Includes options to acquire 11,544 shares of Common Stock granted in 1994 having an exercise price of $14.00 per share.

 (8) Includes options to acquire 14,584 shares from the Nominee Trust. Mr. Smith's address is c/o Thomas H. Lee Company, 75 State Street, Boston, Massachusetts 02109.

 (9) Includes options to acquire 6,666 shares of Common Stock granted in 1993 having an exercise price of $12.00 per share, options to acquire 6,667 shares of Common Stock granted in 1993 having an exercise price of $16.50 per share, options to acquire 6,667 shares of Common Stock granted in 1995 having an exercise price of $14.00 per share and options to acquire 2,000 shares of Common Stock granted in 1996 having an exercise price of $11.16 per share. Mr. Matthew's address is 650 Madison Avenue, New York, New York 10022.

(10) Includes options to acquire 6,667 share of Common Stock granted in 1995 having an exercise price of $11.19 per share.

(11) Includes for Messrs. Scheckner and Stein options to acquire 7,200 and 5,400 shares, respectively, of Common Stock granted in 1993 having an exercise price of $7.23 per share and options to acquire 2,000 and 1,667 shares, respectively, of Common Stock granted in 1995 having an exercise price of $14.00 per share.

(12) Includes options to acquire 83,144 shares having exercise prices ranging from $7.23 to $16.50 per share.

    The Company's fiscal year ends on the Saturday closest to January 31. References herein to 1993, 1994, 1995 and 1996 relate to the fiscal years ended on January 29, 1994, January 28, 1995, February 3, 1996 and February 1, 1997, respectively.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of such reports. Based solely on its review of the copies of such forms furnished to the Company by such reporting persons and on the written representations from such reporting persons that no reports on Form 5 were required, the Company believes that during the fiscal year ended February 3, 1996 all of the reporting persons complied with their
Section 16(a) filing obligations.

                PROPOSAL TO BE ACTED UPON AT THE ANNUAL MEETING
                             ELECTION OF DIRECTORS

    The Restated Certificate of Incorporation of the Company divides the Board of Directors into three classes, with the directors of each class to be elected at every third annual meeting of stockholders. The certificate further provides that the number of directors which shall constitute the full Board of Directors may be fixed by the Board of Directors from time to time and that vacancies occurring between annual meetings may be filled only by the Board of Directors, with the directors so chosen to serve until the next annual meeting. The Board of Directors has nominated Rohit M. Desai and Thomas H. Lee for the three-year term in the class whose term expires in 1999. The nominees are presently serving as directors of the Company and have expressed their willingness to continue to serve as such. If, for any reason not presently known, any of said nominees is not available for election, the proxies will be voted for substitute nominees, if any.

    Pursuant to the terms of the Amended Stockholders' Agreement, the parties thereto, who collectively hold in excess of a majority of the outstanding Common Stock of the Company, are required to vote their shares in favor of seven directors who were nominated as follows: Messrs. Lee and Smith were nominated by an affiliate of Thomas H. Lee Company (together with its affiliate transferees, the "Lee Investors"); Messrs. Desai and Ball were nominated by partnerships managed by DCMI (collectively, the "Desai Investors"); Messrs. Cornstein and Kaplan were nominated by Mr. Cornstein; and Mr. Reiner was nominated by himself. See "Certain Transactions -- Stockholders' Agreement."

RECOMMENDATION OF BOARD OF DIRECTORS

    The Board of Directors recommends a vote FOR election as directors for the three-year term in the class whose term expires in 1999 the nominees identified above.

INFORMATION REGARDING DIRECTORS

    Information regarding each of the nominees is set forth below:

                                                                                                              YEAR OF
                                                                                                          ANNUAL MEETING
                                                                                               DIRECTOR    AT WHICH TERM
NAME                                             PRINCIPAL OCCUPATION                 AGE        SINCE      WILL EXPIRE
- - ------------------------------------  ------------------------------------------      ---      ---------  ---------------
Rohit M. Desai......................  Chairman and President of Desai Capital             57     1993          1999
                                       Management Incorporated
Thomas H. Lee.......................  President of Thomas H. Lee Company                  52     1993          1999

    The following persons will continue to serve as directors after the meeting:

Damon H. Ball................  Senior Vice President of Desai              39     1993         1998
                                Capital Management Incorporated

                                                                                             YEAR OF
                                                                                              ANNUAL
                                                                                             MEETING
                                                                                             AT WHICH
                                                                                DIRECTOR    TERM WILL
NAME                                  PRINCIPAL OCCUPATION             AGE        SINCE       EXPIRE
- - -----------------------------  ----------------------------------      ---      ---------  ------------
David B. Cornstein..................  Chairman of the Board of the Company and            57     1988          1997
                                       Chairman of Finlay International
James Martin Kaplan.................  Partner, Zimet, Haines, Friedman & Kaplan,          51     1988          1997
                                       attorneys-at-law
Norman S. Matthews..................  Retail Consultant                                   63     1993          1998
Arthur E. Reiner....................  President, Chief Executive Officer and              55     1995          1997
                                       Vice Chairman of the Company and Chairman
                                       and Chief Executive Officer of Finlay
                                       Jewelry
Warren C. Smith, Jr.................  Managing Director of Thomas H. Lee Company          39     1993          1998

    DIRECTORS. Messrs. Desai, Lee, Ball, Kaplan, Matthews and Smith have each been engaged in the principal occupation identified above for more than the past five years. Mr. Desai is also a director of the Rouse Company, Sunglass Hut International, Incorporated and several privately-held companies. Mr. Lee is also a director of Autotote Corporation, General Nutrition Companies, Inc., Health o meter Products, Inc., Livent, Inc. and Playtex Products, Inc. Mr. Cornstein and Mr. Kaplan are also directors of What A World!, Inc. Mr. Matthews is also a director of The Progressive Corporation, Loehmann's, Inc., Lechters, Inc., Eye Care Centers of America, Inc. and Toys "R" Us, Inc.

    EXECUTIVE  OFFICERS.    Messrs.  Reiner  and  Cornstein,  Leslie  A.  Philip
(Executive Vice President -- Merchandising and Sales Promotion of Finlay Jewelry), Barry D. Scheckner (Senior Vice President and Chief Financial Officer of the Company and Finlay Jewelry) and Edward Stein (Senior Vice President and Director of Stores of Finlay Jewelry) are the executive officers of the Company. Ms. Philip, age 49, has served as Executive Vice President -- Merchandising and Sales Promotion of Finlay Jewelry since May 1995. From 1993 to May 1995, Ms. Philip was Senior Vice President -- Advertising and Sales Promotion of R.H. Macy & Co., Inc., and from 1988 to 1993, Ms. Philip was Senior Vice President -- Merchandise -- Fine Jewelry at Macy's. Mr. Scheckner, age 47, has served as Senior Vice President and Chief Financial Officer of Finlay Jewelry since December 1988 and Senior Vice President and Chief Financial Officer of the Company since September 1992. Prior to September 1992, he was Treasurer of the Company. Mr. Stein, age 51, has been Senior Vice President and Director of Stores of Finlay Jewelry since July 1995. From December 1988 to June 1995, Mr. Stein was Vice President -- Regional Supervisor of Finlay Jewelry.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has standing Audit, Compensation and Executive Committees. None of the directors who serve on the Audit and Compensation Committees is an officer or employee of the Company or any of its subsidiaries. The Board of Directors has no nominating committee; the full Board of Directors performs such function.

    The Audit Committee reviews the preparations for and scope of the audit of the Company's annual financial statements, reviews drafts of such statements, makes recommendations as to the engagement and fees of the independent auditors and monitors the functioning of the Company's accounting and internal control systems by meeting with the representatives of management, the independent auditors and the Company's internal auditors. The Committee has direct access to the independent auditors, the internal auditors and counsel to the Company, and it performs such other duties relating to the financial statements of the Company and other matters as the Board of Directors may assign from time to time. The Audit Committee met one time during the fiscal year ended February 3, 1996. The members of the Audit Committee are Messrs. Ball, Kaplan and Smith, and Mr. Smith serves as Chairman.

    The Compensation Committee supervises and makes recommendations with respect to employee compensation levels and all benefit plans involving employees of the Company. It also approves, upon the recommendation of the Chairman of the Board of Directors and President or other appropriate officer, the terms of employment of all officers of the Company (except the Chairman of the Board and President) and recommends the terms of employment of the Chairman of the Board and President to the Board of Directors for approval. The Compensation Committee also administers the Company's Long Term Incentive Plan, as amended (the "Incentive Plan"), including the grant of options and stock appreciation rights thereunder. The Compensation Committee met six times during the fiscal year ended February 3, 1996. The members of the Compensation Committee are Messrs. Lee and Desai, and Mr. Lee serves as Chairman.

    The Executive Committee has all the powers of the Board of Directors in the management of the business and affairs of the Company, except as such powers are limited by Delaware General Corporation Law. The Executive Committee met three times during the fiscal year ended February 3, 1996. The current members of the Executive Committee are Messrs. Cornstein, Desai, Kaplan, Lee and Matthews, and Mr. Lee serves as Chairman.

    The Board of Directors met eight times in the fiscal year ended February 3, 1996. No director attended fewer than 75% of the total number of meetings of the Board of Directors and all committees thereof which he was eligible to attend.

DIRECTORS' COMPENSATION

    For serving as a director of the Company, Mr. Matthews receives aggregate compensation at the rate of $20,000 per year. Directors who are employees receive no additional compensation for serving as members of the Board. Messrs. Lee, Desai, Smith, Ball and Kaplan receive no compensation for serving as directors of the Company. For a discussion of certain fees paid to affiliates of Messrs. Lee and Desai and to Mr. Matthews, see "-- Compensation Committee Interlocks and Insider Participation."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee is presently comprised of Rohit M. Desai and Thomas H. Lee. All decisions with respect to executive compensation of both the Company and Finlay Jewelry are currently made by the Compensation Committee. Until March 5, 1995, Mr. Matthews served on the Compensation Committee, except that he did not participate in decisions relating to the Incentive Plan. None of the present Compensation Committee members were, at any time, an officer or employee of the Company or any of its subsidiaries.

    In connection with a series of transactions which recapitalized the Company in May 1993 (the "Recapitalization Transactions"), the Company, the Lee Investors and the Desai Investors, certain members of management of the Company (the "Management Stockholders") and certain other stockholders entered into (i) a registration rights agreement (the "Registration Rights Agreement"), which grants certain registration rights to the Lee Investors, the Desai Investors and the Management Stockholders, and (ii) a stockholders' agreement (the "1993 Stockholders' Agreement"), which granted certain rights to, and imposed certain restrictions on the rights of, the Lee Investors, the Desai Investors, the Management Stockholders and certain other stockholders. The 1993 Stockholders' Agreement was amended and restated in connection with the Company's April 1995 initial public offering (the "Offering"). See "Certain Transactions."

    In connection with the Recapitalization Transactions in May 1993, the Company and Finlay Jewelry entered into management agreements with each of Thomas H. Lee Company (the "Lee Management Agreement") and Desai Capital Management Incorporated (the "Desai Management Agreement" and, together with the Lee Management Agreement, the "Management Agreements"), affiliates of Mr. Lee and Mr. Desai, respectively. Pursuant to the Management Agreements, Thomas H. Lee Company and Desai Capital Management Incorporated are entitled to receive $180,000 and $60,000 per year plus expenses, respectively, for five years for consulting and management advisory services to be rendered to the Company and Finlay Jewelry. After the initial five-year term, each of the Management Agreements will be automatically renewable on an annual basis unless any party thereto serves notice of termination at least 90 days prior to the renewal date.

    In addition, Finlay had an agreement to engage Mr. Matthews as a consultant at a per diem rate of $2,500 for each day he provided services, with such fees in the aggregate not to exceed $80,000 per year. In 1995, 1994 and 1993, Mr. Matthews received a total of $20,000, $66,311 and $25,000, respectively, for his services as a director and consultant. The consulting agreement between Finlay and Mr. Matthews was terminated upon completion of the Offering, except that all of the provisions of the consulting agreement relating to options to purchase Common Stock granted to Mr. Matthews (as described below) remained in effect. Mr. Matthews was granted, effective as of July 1993, options under the Incentive Plan to purchase 33,333 shares of Common Stock, 16,667 of which have an exercise price of $12.00 per share and 16,666 of which have an exercise price of $16.50 per share. Twenty percent of these options vest on each of the first five anniversaries of the grant date with the unvested portion of such options fully vesting on a "Change of Control" (as defined in the consulting agreement). On March 6, 1995, Mr. Matthews was granted additional options under the Incentive Plan to purchase 16,667 shares of Common Stock at a price of $14.00. Twenty percent of these options vested immediately, with twenty percent vesting on each of the first four anniversaries of the grant date. On January 31, 1996, Mr. Matthews was granted additional options under the Incentive Plan to purchase 10,000 shares of Common Stock at a price of $11.16 per share, such options to vest and become exercisable one year after the date of grant. All of Mr. Matthews' options are subject to early termination under certain circumstances and are subject to various conditions.

    Each of the Management Agreements described above contains provisions entitling the managing company to indemnification for losses incurred in the course of service to the Company or Finlay Jewelry, under certain circumstances.

    Any future transactions between Finlay and the officers, directors and affiliates of the Company and Finlay Jewelry will be on terms no less favorable to the Company and Finlay Jewelry than can be obtained from unaffiliated third parties, and any material transactions with such persons will be approved by a majority of the disinterested directors of the Company or Finlay Jewelry.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth information with respect to the compensation of Finlay's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company or Finlay Jewelry, including the Company's former Chief Executive Officer, in 1995, 1994 and 1993 (collectively, the "Named Executive Officers"):

                                                                                                   LONG TERM COMPENSATION
                                                                                         ------------------------------------------
                                                                                                       NUMBER OF
                                                          ANNUAL COMPENSATION                         SECURITIES
                                                ---------------------------------------  RESTRICTED   UNDERLYING
                                                                        OTHER ANNUAL        STOCK      OPTIONS/       ALL OTHER
    NAME AND PRINCIPAL POSITION        YEAR      SALARY     BONUSES   COMPENSATION (1)   AWARDS (2)    SARS (3)    COMPENSATION (4)
- - -----------------------------------  ---------  ---------  ---------  -----------------  -----------  -----------  ----------------
ARTHUR E. REINER (5)                   1995     $ 666,660  $ 215,900             --              --           --      $   22,315
President, Chief Executive Officer     1994        55,555         --             --              --       69,263              --
and Vice Chairman of the Company       1993            --         --             --              --           --              --
and Chairman and Chief Executive
Officer of Finlay Jewelry

DAVID B. CORNSTEIN                     1995       600,000     65,900      $  41,011              --       66,667          51,753
Chairman and former Chief Executive    1994       500,000    275,000         36,318              --           --          47,225
Officer of the Company and Chairman    1993       500,000    120,800         29,480              --           --         541,270
of Finlay International

LESLIE A. PHILIP (6)                   1995       213,710     75,000             --              --       33,333           1,974
Executive Vice President --            1994            --         --             --              --           --              --
Merchandising and Sales Promotion      1993            --         --             --              --           --              --
of Finlay Jewelry

BARRY D. SCHECKNER                     1995       300,000     35,000             --              --       10,000           8,528
Senior Vice President and Chief        1994       275,004         --             --              --           --         108,615
Financial Officer of the Company       1993       264,996         --             --          50,575       12,000         210,226
and Finlay Jewelry

EDWARD STEIN                           1995       267,086     40,000             --              --        8,333           8,716
Senior Vice President and Director     1994       183,500     62,500             --              --           --           8,686
of Stores of Finlay Jewelry            1993       167,496     50,000             --          46,963        9,000          35,341

- - ------------------------------
(1) Represents tax equalization payments made in connection with life insurance premiums paid by Finlay on behalf of the Named Executive Officers.

(2) Messrs. Scheckner and Stein as participants in the Company's former equity participation plan received payments as 1993 compensation as a result of the sale of a majority of the outstanding shares of Common Stock of the Company in connection with an investment by the Lee Investors (the "Lee Investment") and the Desai Investors (the "Desai Investment").

(3)  See "-- Option/SAR Grants in Fiscal 1995."

(4) Includes for each Named Executive Officer the sum of the following amounts earned in 1995, 1994 and 1993 for such Named Executive Officer:

                                                                            (I)       (II)       (III)      (IV)
                                                                         ---------  ---------  ---------  ---------
Arthur E. Reiner............................................    1995     $  20,176         --  $   2,139         --
                                                                1994            --         --         --         --
                                                                1993            --         --         --         --
David B. Cornstein..........................................    1995        44,304  $   5,310      2,139         --
                                                                1994        39,242      5,310      2,673         --
                                                                1993        31,632      6,965      2,673  $ 500,000
Leslie A. Philip............................................    1995           450         --      1,524         --
                                                                1994            --         --         --         --
                                                                1993            --         --         --         --
Barry D. Scheckner..........................................    1995         1,079      5,310      2,139         --
                                                                1994           632      5,310      2,673    100,000
                                                                1993           588      6,965      2,673    200,000
Edward Stein................................................    1995         1,267      5,310      2,139         --
                                                                1994           703      5,310      2,673         --
                                                                1993           703      6,965      2,673     25,000

           (i)
        Insurance premiums paid by Finlay with respect to life insurance for the benefit of the Named Executive Officer.

          (ii)
        The dollar amount of all matching contributions and profit sharing contributions under Finlay's 401(k) profit sharing plan allocated to the account of the Named Executive Officer.

         (iii)
        The insurance premiums paid in respect of the Named Executive Officer under Finlay's Executive Medical Benefits Plan.

          (iv)
        In connection with the Recapitalization Transactions, Mr. Cornstein received consideration in 1993 for entering into a new employment agreement and waiving substantial and material rights available under his previous employment agreement. See"-- Employment Agreements and Change of Control Arrangements." Messrs. Scheckner and Stein received bonuses in 1993 in connection with the Recapitalization Transactions. Mr. Scheckner also received a bonus for his efforts in 1994 in connection with the Offering.

(5) Mr. Reiner commenced employment with Finlay on January 3, 1995 and the salary above for 1994 reflects only compensation for the month of January 1995. See "-- Employment Agreements and Change of Control Arrangements."

(6) Ms. Philip commenced employment with Finlay on May 15, 1995 and the salary above reflects only compensation for the period from May 15 through February 3, 1996. Ms. Philip's annual salary for 1995 was at the rate of $300,000.

    On January 30, 1996, Mr. Reiner became President and Chief Executive Officer of the Company. He has also been Vice Chairman of the Company and Chairman and Chief Executive Officer of Finlay Jewelry since January 3, 1995. Mr. Cornstein continues as the Chairman of the Company and serves as Chairman of Finlay International. For a discussion of the employment arrangements with Messrs. Reiner and Cornstein, see "-- Employment Agreements and Change of Control Arrangements."

LONG TERM INCENTIVE PLAN

    The Incentive Plan permits the Company to grant to key employees of the Company and its subsidiaries, consultants and other persons who are deemed to render significant services to the Company or its subsidiaries and/or who are deemed to have the potential to contribute to the future success of the Company and directors of the Company (other than members of the Compensation Committee of the Company's Board of Directors), the following: (i) stock options, (ii) stock appreciation rights in tandem with stock options, (iii) limited stock appreciation rights in tandem with stock options, (iv) restricted or nonrestricted stock awards subject to such terms and conditions as the compensation committee shall determine, (v) performance units which are based upon attainment of performance goals during a period of not less than two nor more than five years and which may be settled in cash or in Common Stock in the discretion of the Compensation Commttee or (vi) any combination of the foregoing. Under the Incentive Plan, the Company may grant stock options which are either incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-incentive stock options. The Company's Board of Directors has reserved 668,119 shares of Common Stock for issuance pursuant to the Incentive Plan. In 1993, a total of 365,723 options were granted and 400 were cancelled. In 1994, 72,262 options were granted and 40,764 were cancelled. In 1995, an aggregate of 264,505 options were granted, 74,208 were cancelled and 41,284 were exercised.

    Incentive stock options are designed to result in beneficial tax treatment to the optionee, but no tax deduction for the Company. Non-incentive options will not give the optionee the tax benefits of incentive stock options, but generally will entitle the Company to a tax deduction when and to the extent income is recognized by the optionee.

    The Incentive Plan is administered by the Compensation Committee of the Company's Board of Directors which, pursuant to the Incentive Plan, consists of at least two directors, each of whom is a "disinterested person" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934. Subject to the provisions of the Incentive Plan, the Compensation Committee has sole discretion: (i) to select the individuals to participate in the Incentive Plan, (ii) to determine the form and substance of grants made under the Incentive Plan to each participant, and the conditions and restrictions, if any, subject to which such grants are made, (iii) to interpret the Incentive Plan and
(iv) to adopt, amend or rescind such rules and regulations for carrying out the Incentive Plan as it may deem appropriate.

    The Incentive Plan provides that the per share exercise price of an option granted under the Plan shall be determined by the Compensation Committee. However, the exercise price of an incentive stock option may not be less than 100% of the fair market value of the Common Stock of the Company on the date the option is granted and the duration of an incentive stock option may not exceed ten years from the date of grant. Options are nontransferable (except by will or intestacy on the death of the optionee) provided that an Incentive Stock Option that is granted to an employee who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of capital stock of the "employer corporation" (as such term is used in the Code) or any parent or subsidiary thereof shall have a per share exercise price which is at least 110% of the fair market value of the Common Stock of the Company on the date the option is granted and the duration of any such option may not exceed five years from the date of grant. Options granted under the Incentive Plan become exercisable at such time or times as the Compensation Committee may determine at the time the option is granted. In making grants to employees under the Incentive Plan, the Company has on occasion utilized a uniform Agreement and Certificate of Option (the "Option Agreement"), pursuant to which the Company grants ten-year options, 20% of which vest on each of the first five anniversaries of the grant date. The Option Agreement also contains transfer and certain other restrictions and provides that options not vested may expire, or shares acquired upon exercise of options may be repurchased at their exercise price, in the event of termination of employment under certain circumstances. In addition, the Option Agreement provides that (i) if an optionee's employment is terminated for "Cause" (as defined in the Option Agreement), such optionee's options will terminate immediately, (ii) if an optionee's employment is terminated due to death, "Disability" or "Retirement" (each as defined in the Incentive Plan), such optionee's options become fully vested and exercisable for a period of 21 days following such termination and
(iii) if an optionee's employment is terminated for any other reason, such optionee's options remain exercisable to the extent vested for a period of 21 days following such termination.

    The Incentive Plan may be amended or terminated by the Board at any time, but no such termination or amendment may, without the consent of a participant, adversely affect such participant's rights with respect to previously granted awards. In addition, the approval of the Company's stockholders shall be required to amend the Incentive Plan to (i) increase the maximum number of shares subject to awards under the Incentive Plan, (ii) change the class of persons eligible to participate and/or receive incentive stock options under the Incentive Plan, (iii) change the requirements for serving on the Compensation Committee or (iv) materially increase the benefits accruing to participants under the Plan.

    Subject to certain limitations set forth in the Incentive Plan, in the event the Compensation Committee determines that any corporate transaction or event affects the shares of Common Stock (or other securities or property subject to an award under the Incentive Plan) such that an adjustment is determined by the Compensation Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Incentive Plan, then the Compensation Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of shares (or other securities or property) with respect to which awards may be granted under the Incentive Plan, (ii) the number and type of shares (or other securities or property) subject to outstanding awards under the Incentive Plan,
(iii) the grant or exercise price with respect to any award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award in consideration for the cancellation of such award (which, in the case of an option, will be equal to the positive difference, if any, between the Market Value (as defined in the Incentive Plan) of the shares covered by such option, as determined immediately prior to such corporate transaction or event, and the exercise price per share of such option).

OPTION/SAR GRANTS IN FISCAL 1995

    The following table provides information related to options granted to the Named Executive Officers during 1995. No stock appreciation rights were issued by the Company during 1995.

                                                   INDIVIDUAL GRANTS
                                -------------------------------------------------------  POTENTIAL REALIZABLE VALUE
                                  NUMBER OF      % OF TOTAL                              AT ASSUMED ANNUAL RATES OF
                                 SECURITIES     OPTIONS/SARS                              STOCK PRICE APPRECIATION
                                 UNDERLYING      GRANTED TO     EXERCISE OR                 FOR OPTION TERM (1)
                                OPTIONS/SARS    EMPLOYEES IN    BASE PRICE   EXPIRATION  --------------------------
NAME                             GRANTED (#)     FISCAL YEAR      ($/SH)        DATE       5% ($)        10% ($)
- - ------------------------------  -------------  ---------------  -----------  ----------  -----------  -------------
Arthur E. Reiner (2)..........       --              --             --           --          --            --
David B. Cornstein............       66,667           26.2%      $   14.00      3/30/05  $   586,971  $   1,487,500
Leslie A. Philip..............       33,333           13.1           11.19      5/16/05      234,523        594,327
Barry D. Scheckner............       10,000            3.9           14.00       4/5/05       88,045        223,124
Edward Stein..................        8,333            3.3           14.00       4/5/05       73,368        185,929

- - ------------------------
(1) Each of these options was granted pursuant to the Incentive Plan. The exercise price of each of the options was equal to the fair market value of a share of the Company's Common Stock on the date of grant. With respect to Mr. Cornstein, options to purchase 13,333 shares are currently exercisable, and the remainder of the options vest on each of the first four anniversaries of the date of grant. With respect to Ms. Philip and Messrs. Scheckner and Stein, 20% of the options vest on each of the first five anniversaries of the date of grant. The values set forth in this column represent the gain which would be realized by each Named Executive Officer assuming (i) the options granted in 1995 are exercised on their respective expiration dates, and (ii) the value of a share of the Company's Common Stock has increased annually by a rate of 5% and 10%, respectively, during the term of the option. These growth rates are prescribed by the rules of the Securities and Exchange Commission and are not intended to forecast possible future appreciation for the Company's Common Stock.

(2) For a description of options granted to Mr. Reiner, see "-- Employment Agreements and Change of Control Arrangements."

CERTAIN INFORMATION CONCERNING STOCK OPTIONS/SARS

    The following table sets forth certain information with respect to stock options exercised in 1995 as well as the value of stock options at the fiscal year end. No stock appreciation rights were exercised during 1995.

                AGGREGATED OPTION/SAR EXERCISES IN FISCAL 1995,
                      AND FISCAL YEAR-END OPTION/SAR VALUE

                                                             NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED    IN-THE- MONEY OPTIONS/SARS
                                    SHARES                  OPTIONS/SARS AT FISCAL             AT FISCAL
                                  ACQUIRED ON    VALUE             YEAR-END                  YEAR-END ($)
NAME                               EXERCISE    REALIZED   EXERCISABLE/UNEXERCISABLE (1) EXERCISABLE/UNEXERCISABLE (2)
- - --------------------------------  -----------  ---------  --------------------------  ---------------------------
Arthur E. Reiner................      --          --              11,544 / 57,719               -- / --
David B. Cornstein..............      --          --              13,333 / 53,334               -- / --
Leslie A. Philip................      --          --                  -- / 33,333               -- / --
Barry D. Scheckner..............      --          --               4,800 / 17,200         $   18,096 / 27,144
Edward Stein....................      --          --               3,600 / 13,733             13,572 / 20,358

- - ------------------------
(1) Represents for Mr. Reiner -- 69,263 options granted on January 3, 1995 (all at an exercise price of $14.00 per share), of which 34,631 are performance-based and 34,632 are time-based. An aggregate of 11,544 of the time-based options became exercisable on February 3, 1996 and the balance of the time-based options, totalling 23,088, vest one-half on February 1, 1997 and one-half on January 31, 1998. Represents for Ms. Philip 33,333 time-based options which vest and become exercisable, beginning May 16, 1996, at a rate of 6,667 per annum. Represents for each of Messrs. Scheckner and Stein -- exercisable: 4,800, and 3,600 time-based options which vested on May 26, 1994 and 1995 at an exercise price of $7.23 per share for Messrs. Scheckner and Stein, respectively, and -- unexercisable: 7,200 and 5,400 time-based options at an exercise price of $7.23 which vest and become exercisable at a rate of 2,400 and 1,800, respectively, per annum for Messrs. Scheckner and Stein, respectively, and 10,000 and 8,333 time-based options at an exercise price of $14.00 per share which vest and become exercisable at a rate of 2,000 and 1,667, respectively, per annum for Messrs. Scheckner and Stein, respectively. See "-- Option/SAR Grants in Fiscal 1995."

(2) Represents value of options based on the closing market price of the underlying security at the fiscal year end ($11.00). Where the fair market value of the underlying security was below the exercise price, no value is reflected.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

    Effective May 26, 1993, Mr. Cornstein entered into an employment agreement with Finlay providing for his continued employment as President and Chief Executive Officer, and his appointment as Chairman of the Board, of the Company for a term expiring on January 31, 1998. On January 30, 1996, Mr. Reiner was appointed President and Chief Executive Officer of the Company. Mr. Cornstein continues as the Chairman of the Company and serves as Chairman of Finlay International.

    Under his employment agreement, as amended, Mr. Cornstein is entitled to an annual salary of $600,000 through the term of his agreement. In addition to his annual salary, Mr. Cornstein is entitled to receive an annual bonus payment up to a maximum of $250,000. The payment of the bonus in respect of a particular year will be based on the achievement by Finlay of certain financial performance criteria based on EBITA-FIFO (the "Target Level"), with 20% of the maximum bonus payable if 90% of the Target Level is achieved, increasing incrementally on a pro rata basis to 60% of the maximum bonus level payable if 100% of the Target Level is achieved, and further increasing incrementally on a pro rata basis to 100% of the maximum bonus payable if 120% of the Target Level is achieved. In addition, the Board may award bonus compensation outside of the bonus prescribed under Mr. Cornstein's employment agreement.

    Under his employment agreement, Finlay is required to maintain insurance of $10.0 million on the life of Mr. Cornstein, payable to his beneficiaries, and Mr. Cornstein is entitled to reimbursement for the income tax liability resulting from Finlay's payment of premiums for the insurance. Furthermore, the agreement requires Finlay to procure and pay for catastrophic health insurance and the income tax liability related to such payments, if any.

    The agreement provides that if Mr. Cornstein is terminated other than for "cause" (as defined therein) or if he elects, as provided in the agreement, to treat certain acts or omissions of the employer as a termination of employment without "cause," Mr. Cornstein will, in addition to continuing to receive his base salary, bonus and other benefits provided thereunder for the balance of the term, also be entitled to receive a severance payment (the "Severance Amount"). The Severance Amount will equal the sum of one year's base salary plus the average of the annual bonuses paid during the term of the agreement and will be paid over a two-year period commencing at the scheduled expiration of the term. In addition, if Mr. Cornstein's agreement is not extended or renewed at the scheduled expiration of its term, Mr. Cornstein will also be entitled to a severance payment equal to the Severance Amount.

    Under Mr. Cornstein's agreement, in the event of a "Change of Control" (as defined therein) of the Company, then if at any time within 12 months following the "Change of Control" Mr. Cornstein is no longer employed by Finlay (or any entity which succeeds to the obligations of Finlay under the employment agreement following the "Change of Control") for any reason other than death or disability, Mr. Cornstein will be entitled to a lump sum payment ("Change of Control Payment") equal to the net present value of the base salary and bonus payable to him over the remainder of the term (calculated, in the case of the bonus, assuming the annual bonuses payable for each remaining year shall equal the average of the annual bonuses paid to him for preceding years during the term). However, if the Change of Control Payment does not equal or exceed the lesser of (i) 299% of the Severance Amount or (ii) the amount, if any, by which the fair market value of (A) equity interests in the Company and Finlay Jewelry which Mr. Cornstein continues to hold after the Change of Control, (B) amounts which he is entitled to receive in exchange for or as a distribution in respect of his equity interests in the Company and Finlay Jewelry as a result of the "Change of Control" and (C) any other consideration received as a result of the "Change of Control" (other than pursuant to his employment agreement) is less than $7.5 million, then Mr. Cornstein shall receive, in lieu of the Change of Control Payment, the lesser of (i) and (ii).

    Under the agreement, a "Change of Control" occurs when (i) a person or group other than certain of the Company's existing stockholders becomes the beneficial owner of 50% or more of the aggregate voting power of the Company; or (ii) during any period of two consecutive calendar years, there are certain changes in the composition of the Company's Board of Directors.

    A portion of any payments which may be made upon such a "Change of Control" may be deemed an "excess parachute payment" within the meaning of the Code, in which event such portion will not be a deductible expense for tax purposes.

    Effective January 3, 1995, Finlay entered into an employment agreement with Arthur E. Reiner to employ Mr. Reiner as Vice Chairman of the Company and Chairman and Chief Executive Officer of Finlay Jewelry for a term expiring on January 31, 1998. On January 30, 1996, as contemplated by Mr. Reiner's employment agreement, the Company's Board of Directors appointed Mr. Reiner to the office of President and Chief Executive Officer of the Company. Pursuant to the employment agreement, Mr. Reiner received annual base salary of approximately $666,660 in 1995, which was increased to $700,000 on the first day of fiscal 1996 and shall be increased to $750,000 on the first day of fiscal 1997. Thereafter, further increases will be at the discretion of the Board of Directors of the Company. In addition to his annual base salary, Mr. Reiner will be entitled to an annual bonus payment based on a target incentive amount equal to one-half of his base salary for the applicable year (the "Incentive Amount"). The payment of the bonus in respect of a particular year will be based on the achievement by Finlay of the Target Level, with 20% of the Incentive Amount payable if 90% of the Target Level is achieved, increasing incrementally on a pro rata basis to 80% of the Incentive Amount payable if 100% of the Target Level is achieved, increasing further incrementally on a pro rata basis to 160% of the Incentive Amount payable if 140% of the Target Level is achieved, and if over 140% of the Target Level is achieved, the annual bonus payment shall equal 160% of the Incentive Amount plus 1% of the Incentive Amount for each percentage point by which Finlay's measured performance exceeds 140% of the Target Level. Notwithstanding the foregoing, with respect to fiscal 1995, pursuant to the terms of his employment agreement, Mr. Reiner received a bonus in the amount of $215,900.

    Under the agreement, Mr. Reiner received options to purchase 69,263 shares of Common Stock at an exercise price of $14.00 per share. Of those options, one-half are time-based and one-half performance-accelerated, vesting in ten years subject to accelerated vesting upon achievement of specified performance goals. Of the time-based options, one-third became exercisable on February 3, 1996, and one-third will become exercisable on each of February 1, 1997 and January 31, 1998. One-third of the performance-accelerated options will vest for each fiscal year commencing with 1995 for which EBITA-FIFO in the applicable year equals or exceeds certain specified target levels in that year and any subsequent year through 1997.

    In the event of Mr. Reiner's termination of employment by the Company for "Cause" (as defined in the agreement), by Mr. Reiner for any reason (other than "Good Reason," as defined in the agreement) or as a result of Mr. Reiner's death or Disability (as defined in the agreement), all the options, to the extent not then exercisable, shall terminate. In the event of Mr. Reiner's termination of employment by the Company without "Cause" or by Mr. Reiner for "Good Reason," all the options, to the extent not then exercisable, shall thereupon become fully exercisable. In the event of Mr. Reiner's termination of employment for any reason after January 31, 1998, all performance-accelerated options, to the extent not then exercisable, shall terminate. In addition, in the event of a "Change of Control" (as defined in the agreement) (i) any outstanding time-based options shall become exercisable and (ii) the performance-accelerated options will vest to the extent (A) the "Enterprise Value" of the Company (as defined in the agreement) exceeds certain established "Enterprise Value" targets set forth in the agreement with respect to the fiscal year in which the "Change of Control" occurs or (B) the "Change of Control" represents a per share of Common Stock transaction price in excess of 130% of the fair market value per share of Common Stock determined immediately prior to the public announcement of such "Change of Control."

    Upon the commencement of his employment, Mr. Reiner purchased 138,525 shares of Common Stock (the "Purchased Shares"), at a purchase price of $7.23 per share. The aggregate purchase price of the Purchased Shares was paid in the form of a note issued by Mr. Reiner to the Company, the repayment of which is secured by the Purchased Shares and certain proceeds received by Mr. Reiner upon disposition of the Purchased Shares or upon any distribution paid on or with respect to the Purchased Shares. In the event Mr. Reiner's employment is terminated, the Purchased Shares (together with vested options and shares issued upon exercise of vested options ("Option Shares")) are subject to certain call rights and the Option Shares are additionally subject to certain put rights. In the event the Company does not exercise its call rights, the rights may be exercised by the Lee Investors and the Desai Investors, pro rata based on their respective ownership of Common Stock. The Purchased Shares and Option Shares are subject to certain restrictions on transfer set forth in the agreement and will also be subject to the Amended Stockholders' Agreement and the Registration Rights Agreement other than the provisions relating to restrictions on transfer. See "Certain Transactions -- Stockholders' Agreement" and "Certain Transactions
- - -- Registration Rights Agreement."

    Under Mr. Reiner's agreement, subject to certain specified limitations, Finlay is required to maintain life insurance on the life of Mr. Reiner in the amount of $5.0 million, payable to his beneficiaries, and to provide Mr. Reiner with catastrophic health insurance.

    Mr. Reiner's agreement also provides that if his employment is terminated by the Company without "Cause" or by Mr. Reiner for "Good Reason" in either case prior to a "Change of Control," Mr. Reiner will continue to receive his base salary for the balance of the term and bonus compensation (calculated as though 110% of the Target Level was achieved) as if such termination had not occurred. In the event he is terminated without "Cause" and coincident with or following a "Change of Control," Mr. Reiner shall be entitled to a lump sum payment equal to 299% of his "base amount" (as defined in Section 280 G(b)(3) of the Code). In the event that Mr. Reiner voluntarily terminates his employment within one year following a "Change of Control" in connection with which the acquiror did not expressly assume Mr. Reiner's agreement and extend its term for an additional 3 years or otherwise offer Mr. Reiner a contract on terms no less favorable than those provided under the existing agreement providing for a term of at least 3 years, or if he terminates his employment following a "Change of Control" for "Good Reason" he will be entitled to a payment equal to 299% of the "base amount." In the event that Mr. Reiner is terminated for "Cause" or if he voluntarily terminates his employment without "Good Reason" prior to the occurrence of a "Change of Control," he shall be entitled to receive his base salary through the date of termination and any bonus earned with respect to a previously completed fiscal year which remains unpaid. Payments made to Mr. Reiner upon termination of employment are subject to certain restrictions in the event that such payments constitute "parachute payments" under Section 280G(b)(2) of the Code. In addition, Mr. Reiner is required to mitigate certain payments made to him under the agreement under certain limited circumstances.

INDEMNIFICATION AGREEMENTS WITH DIRECTORS AND EXECUTIVE OFFICERS

    Prior the completion of the Offering, Finlay entered into indemnification agreements with each of its directors and executive officers. For a complete description of these agreements, see "Certain Transactions -- Certain Other Transactions".

COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee consists of Thomas H. Lee and Rohit M. Desai, each of whom is a non-employee member of the Board of Directors. The committee met six times in the fiscal year ended February 3, 1996 to afford the members the opportunity to consider all compensation related matters. For purposes hereof, the Compensation Committee will be referred to herein as the "Committee".

    GENERAL. The Company's executive compensation policies are intended to provide competitive levels of compensation in order to attract and retain qualified executives and to provide incentives to its senior management to enhance profitability and stockholder returns. The Committee believes such objectives are best achieved by having a substantial portion of an executive officer's cash compensation tied to annual earnings of the Company or the relevant business unit and by providing long-term incentives through the use of stock options. The Committee also believes in rewarding exceptional performance and contributions to the development of the Company's business.

    To achieve these objectives and to retain the services of senior management for an extended period, the Company has entered into employment agreements with certain of its executive officers. The terms of each employment agreement are more particularly described under the heading "Employment Agreements and Change of Control Arrangements." These agreements provide for a competitive base salary plus a cash bonus which is based on the annual financial performance of the Company. By calculating a major component of the executive's cash compensation on the basis of annual financial performance, the Committee seeks to encourage the senior executive to achieve maximum profitability. The Committee also reviews the performance of each executive officer on an annual basis and may approve additional compensation or waive requirements of the executive's employment contract to reward an exceptional individual effort or performance.

    The Committee believes that stock-based compensation arrangements are beneficial in aligning the interests of management and the Company's shareholders over the long-term. Since 1993, the principal vehicle for awarding stock-based compensation has been the Incentive Plan. Under the Incentive Plan, the Committee is authorized to grant to key employees stock options as well as other stock-based awards, including but not limited to restricted stock grants, deferred stock and performance-based stock awards. A total of 691,312 shares have been reserved for issuance under the Incentive Plan. It is contemplated that the principal form of awards under the Incentive Plan will be stock options. The number of options granted to each executive officer under the Incentive Plan will generally depend on the executive's performance, the performance of the Company or the executive's business unit, the level of his responsibility, the extent of other forms of compensation payable to him, the terms of his employment agreement, if applicable, and the number of options previously granted to him. In the fiscal year ended February 3, 1996, the Committee awarded options under the Incentive Plan to purchase an aggregate of 264,505 shares of the Company's Common Stock. Under the terms of such plan, all grants of stock options were made at no less than market value, so that the person receiving options will benefit from appreciation of the price of the stock to the same extent as other stockholders.

    COMPENSATION OF THE CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER. During the fiscal year ended February 3, 1996, the compensation paid to David B. Cornstein, the Chairman of the Board, and Chief Executive Officer until January 30, 1996, was governed by the terms of his employment agreement described above. On January 30, 1996, pursuant to the terms of his employment agreement, Mr. Reiner was elected Chief Executive Officer of the Company. His compensation will continue to be governed by the terms of his employment agreement described above.

    COMPENSATION DEDUCTION LIMITATION. As part of the 1993 Omnibus Budget Reconciliation Act, Congress enacted Section 162(m) of the Code, effective in 1994, which limited to $1 million per year the federal income tax deduction available to public companies for compensation paid to its chief executive officer and its four other highest paid executive officers, unless that compensation qualifies for certain "performance-based" exceptions provided for in that section of the Code. The Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion the Committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent. Under present employment arrangements, it is not anticipated that any officer will receive compensation subject to this limitation during the fiscal year ending February 1, 1997.

    Submitted by the Compensation Committee of the Board of Directors: Thomas H. Lee and Rohit M. Desai.

STOCK PERFORMANCE GRAPH

    The following graph charts, on an annual basis, the total stockholders' return over a period from April 6, 1995 to February 3, 1996, with respect to an investment in the Company's Common Stock as compared to the NASDAQ Stock Market and the Dow Jones Retail -- All Specialty Index. The Company has paid no dividends with respect to its Common Stock during the period.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
     AMONG FINLAY ENTERPRISES, INC., THE NASDAQ STOCK MARKET U.S. INDEX AND
                    THE DOW JONES RETAILERS, SPECIALTY INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             FINLAY ENTERPRISES, INC.        NASDAQ STOCK MARKET - US         DOW JONES RETAILERS, SPECIALTY
4/6/95                               100                              100                                    100
2/3/96                                79                              132                                    105

*ASSUMES $100 INVESTED ON APRIL 6, 1995 IN STOCK OR INDEX, WITH REINVESTMENT OF
 ALL DIVIDENDS.

                              CERTAIN TRANSACTIONS

1985 ACQUISITION AND 1988 LEVERAGED RECAPITALIZATION

    From 1968 until 1985, the business of Finlay was operated as a division of Seligman & Latz, Inc. ("S&L"). S&L was acquired in December 1985 (the "1985 Acquisition") by SL Holdings Corporation ("SL Holdings"), which was formed by certain officers and directors of SL Holdings. David B. Cornstein's affiliation with Finlay commenced in 1985 when, concurrent with the 1985 Acquisition, a wholly owned subsidiary of SL Holdings acquired the outstanding stock of Tru-Run, Inc., a corporation principally owned by Mr. Cornstein which was engaged in the operation of licensed jewelry and watch repair departments. Immediately following the 1985 Acquisition, SL Holdings contributed to S&L Acquisition Company, L.P., a Delaware limited partnership ("S&L Acquisition"), all of the businesses and assets of S&L, as well as the business and assets of Tru-Run, Inc. In connection with a 1988 reorganization, a wholly owned subsidiary of the Company was merged into SL Holdings, and thereby SL Holdings, which then changed its name to Finlay Fine Jewelry Corporation, became a wholly owned subsidiary of the Company.

THE 1993 RECAPITALIZATION

    On May 26, 1993, Finlay completed the Recapitalization Transactions, which were designed (i) to improve the financial and operating flexibility of Finlay and (ii) generally to reduce the equity interests of then-existing non-management stockholders and enable the Lee Investors and the Desai Investors to acquire 36.8% and 24.5%, respectively, of the voting securities of the Company.

    The Recapitalization Transactions included the Lee Investment and the Desai Investment in units consisting of the Series C Preferred Stock and Common Stock. Concurrently, certain other existing classes of preferred stock and all outstanding warrants to purchase Common Stock were redeemed. These equity related transactions resulted in the Lee Investors and the Desai Investors obtaining 52.6% beneficial ownership of the outstanding Common Stock.

    The Recapitalization Transactions also included the public issuance by the Company of units consisting of 12% Senior Discount Debentures due 2005 (the "Debentures") and Common Stock, the public issuance by Finlay Jewelry of 10 5/8% Senior Notes due 2003 and the refinancing of the Company's outstanding term loans and revolving indebtedness (the "WCC Revolving Credit Facility") with Westinghouse Credit Corporation ("WCC"). The WCC Revolving Credit Facility was replaced by the $110 million Revolving Credit Facility with G.E. Capital (the "G.E. Capital Revolving Credit Facility"). The G.E. Capital Revolving Credit Facility was amended in October 1994 to, among other things, increase the amount available thereunder to $135 million.

    In connection with the Recapitalization Transactions, certain executive officers and directors of the Company and Finlay Jewelry entered into new employment agreements with Finlay. Also in connection with the Recapitalization Transactions, Finlay entered into the Lee Management Agreement with an affiliate of the Lee Investors and the Desai Management Agreement with an affiliate of the Desai Investors. In July 1993 Finlay entered into a consulting agreement with Norman Matthews, which agreement was terminated, in part, upon completion of the Offering. See "Executive Compensation -- Employment Agreements and Change of Control Arrangements," "Executive Compensation -- Compensation Committee Interlocks and Insider Participation" and "Executive Compensation -- Directors' Compensation."

THE OFFERING AND SERIES C EXCHANGE; STOCKHOLDER PURCHASE

    In April 1995, the Company completed the Offering, in which 2,615,000 shares of Common Stock were sold to the public at a price of $14.00 per share, 2,500,000 of which were sold by the Company and 115,000 of which were sold by selling stockholders. The Company used $5,789,000 of the net Offering proceeds to repurchase a portion of the outstanding Debentures and the balance thereof to reduce a portion of the outstanding balance under, and accrued interest on, the G.E. Revolving Credit Facility and to pay transaction costs. As part of the Offering, the Lee Investors, the Desai Investors and Messrs. Cornstein and Reiner purchased an aggregate of 208,163 shares of Common Stock from the underwriters of the Offering at the initial public offering price of $14.00 per share. Immediately prior to completion of the Offering, the holders of the Company's Series C Preferred Stock exchanged all outstanding shares of Series C Preferred Stock with the Company for 2,581,784 shares of Common Stock (the "Series C Exchange"). For the purposes of the Series C Exchange, the outstanding Series C Preferred Stock was (i) valued at its liquidation value of $30,000,000 plus $6,145,000 of accrued dividends through April 13, 1995, paid in kind at a quarterly rate of 2.5% and (ii) exchanged for Common Stock at the initial public offering price. In connection with the Series C Exchange, a $10,000,000 non-recurring, non-cash charge representing the difference between the liquidation value and the carrying value of the Series C Preferred Stock was recorded.

STOCKHOLDERS' AGREEMENT

    Prior to completion of the Offering, the Lee Investors, the Desai Investors, the Management Stockholders, all employees holding options to purchase Common Stock, certain private investors and the Company entered into the Amended Stockholders' Agreement which sets forth certain rights and obligations of the parties with respect to the Common Stock and corporate governance of the Company. Any employees of Finlay not parties to the Amended Stockholders' Agreement who receive options to purchase Common Stock in connection with their employment in the future will also be required to become parties to the Amended Stockholders' Agreement.

    The Amended Stockholders' Agreement provides that the parties thereto must vote their shares to fix the number of members of the Board of Directors of the Company at ten and to vote in favor of seven directors who are nominated as follows: two are nominated by the Lee Investors, two are nominated by the Desai Investors, two are nominated by Mr. Cornstein and one is nominated by Mr. Reiner. Notwithstanding the foregoing, the right of various persons to designate directors will be reduced or eliminated at such time as they own less than certain specified percentages of the shares of Common Stock then outstanding or in certain cases are no longer an employee of the Company. The nominees for election to the Board of Directors of the Lee Investors presently serving on the Board of Directors are Messrs. Lee and Smith; the nominees of the Desai Investors are Messrs. Desai and Ball; Mr. Cornstein's nominees are Messrs.
Cornstein and Kaplan; and Mr. Reiner is his own designee. The Amended Stockholders' Agreement also provides that the Executive Committee consists of five directors, including one independent director selected by the Board of Directors, one member designated by Mr. Lee (so long as the Lee Investors have the right to designate a nominee for director), one member designated by the Desai Investors (so long as the Desai Investors have the right to designate a nominee for director) and two members designated by Mr. Cornstein (which number will be reduced to one if Mr. Cornstein is only entitled to designate one nominee for director and none if Mr. Cornstein ceases to have the right to designate a nominee for director). When a stockholder or group of stockholders loses the right to designate a director, such director is to be designated instead by a majority of the directors of the Company. The Executive Committee of the Company's Board consists at present of Messrs. Lee, Desai, Matthews, Cornstein and Kaplan.

    In addition, the Amended Stockholders' Agreement provides that the parties thereto have (i) certain "come along" rights allowing them to participate in private sales of Common Stock by parties selling at least a majority of the outstanding shares of Common Stock and (ii) certain "take along" rights allowing parties who are selling at least a majority of the outstanding shares of Common Stock to require the other parties to the Amended Stockholders' Agreement to sell all or a portion of their shares of Common Stock to the same purchaser in the same transaction on the same terms.

REGISTRATION RIGHTS AGREEMENT

    The Registration Rights Agreement grants certain registration rights to the Lee Investors, the Desai Investors, certain other investors and certain Management Stockholders. Lee Investors and Desai Investors who together hold at least 31% of the outstanding "Registrable Securities" (as defined in the Registration Rights Agreement) are entitled to request jointly, and the Company shall be obligated to effect, up to three registrations of "Registrable Securities." After May 26, 1998, Lee Investors and Desai Investors may demand registration without the other under certain circumstances. The Registration Rights Agreement also provides that stockholders who are parties thereto (other than the Lee Investors and the Desai Investors) holding in the aggregate at least 20.0% of the "Registrable Securities" then outstanding will have the right on one occasion to require the Company to file a registration statement with the Commission covering all or a portion of their "Registrable Securities" in certain circumstances. In addition, under the Registration Rights Agreement, if the Company proposes to register shares of Common Stock under the Securities Act, either for its own account or for the account of others (other than a registration statement relating solely to employee benefit plans), then each party to the Registration Rights Agreement will have the right, subject to certain restrictions and priorities, to request that the Company register its shares of Common Stock in connection with such registration. Under the Registration Rights Agreement, the holders of "Registrable Securities" on the one hand and the Company on the other agree to indemnify each other for certain liabilities, including liabilities under the Securities Act, in connection with any registration of shares subject to the Registration Rights Agreement.

CERTAIN OTHER TRANSACTIONS

    Prior to completion of the Offering, Finlay entered into indemnification agreements with each of Finlay's directors and certain executive officers. The indemnification agreements require, among other things, that Finlay indemnify its directors and executive officers against certain liabilities and associated expenses arising from their service as directors and executive officers of Finlay and reimburse certain related legal and other expenses. In the event of a Change of Control (as defined therein) Finlay will, upon request by an indemnitee under the agreements, create and fund a trust for the benefit of such indemnitee sufficient to satisfy reasonably anticipated claims for indemnification. Finlay will also cover each director and certain executive officers under a directors and officers liability policy maintained by Finlay in such amounts as the Board of Directors of the Company finds reasonable. Although the indemnification agreements offer coverage similar to the provisions in the Restated Certificate of Incorporation, they provide greater assurance to directors and officers that indemnification will be available, because, as contracts, they cannot be modified unilaterally in the future by the Board of Directors or by the stockholders to eliminate the rights they provide.

    The law firm of Zimet, Haines, Friedman & Kaplan provides legal services to Finlay Jewelry and the Company. James Martin Kaplan, a director of Finlay Jewelry and the Company, is a partner with Zimet, Haines, Friedman & Kaplan. In 1995, Finlay Jewelry and the Company paid an aggregate of $904,460 for legal services rendered to them by such law firm.

    For information relating to certain transactions involving members of management or others, see "Executive Compensation -- Compensation Committee Interlocks and Insider Participation" and "Executive Compensation -- Employment Agreements and Change of Control Arrangements."

                             STOCKHOLDER PROPOSALS

    Stockholder proposals intended to be presented at the next annual meeting of stockholders, to be held in 1997, must be received by the Company at 521 Fifth Avenue, New York, New York 10175, Attention: Secretary by January 23, 1997 to be included in the proxy statement and form of proxy relating to that meeting.

                                    AUDITORS

    Representatives of Arthur Andersen LLP are expected to attend the Annual Meeting and, while they are not expected to make a statement, they will have an opportunity to do so if they desire. They will also be available to answer appropriate questions.

                               OTHER INFORMATION

    The cost of soliciting proxies will be borne by the Company. Following the original mailing of proxy soliciting material, regular employees of the Company may solicit proxies by mail, telephone, telegraph and personal interview. Arrangements have been made with brokerage houses and other custodians, nominees and fiduciaries which are record holders of the Company's stock to forward proxy soliciting material and annual reports to the beneficial owners of such stock, and the Company will reimburse such record holders for their reasonable expenses incurred in providing such services. As of the date of this Proxy Statement, the Company has not retained the services of a proxy solicitor to assist in the solicitation of proxies; however, the Company may determine prior to the date of the annual meeting to retain a proxy solicitor, in which case the Company anticipates that the cost of doing so will not exceed $5,000.

    A copy of the Company's annual report for the fiscal year ended February 3, 1996 is enclosed.

    The Board of Directors is aware of no other matters that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

                                          By Order of the Board of Directors.

                                          Bonni G. Davis
                                          SECRETARY

Dated: New York, New York
       May 22, 1996

PROXY                       FINLAY ENTERPRISES, INC.

                               PROXY SOLICITED BY
               THE BOARD OF DIRECTORS OF FINLAY ENTERPRISES, INC.
             FOR THE ANNUAL MEETING OF STOCKHOLDERS - JUNE 11, 1996

    The undersigned hereby appoints Arthur E. Reiner, David B. Cornstein and Barry D. Scheckner and each of them, with power of substitution and resubstitution to each, as the proxies and attorneys of the undersigned to vote, as designated below, all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Finlay Enterprises, Inc. to be held at the Cornell Club, 6 East 44th Street, New York, New York at 10:00 a.m. (local time) on June 11, 1996, and at any adjournment thereof.

1. Election of Directors:

  / /     FOR all nominees listed below (except as   / /     WITHHOLD APPROVAL to vote for all
        marked to the contrary below)                        nominees listed below

                   Rohit M. Desai and Thomas H. Lee

 (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)
  ______________________________________________________________________________
2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

    If no direction is given, this proxy will be voted FOR the election of the nominees set forth in the proposal relating to the election of directors.
                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
             FOR THE PROPOSAL RELATING TO THE ELECTION OF DIRECTORS

      TO BE VALID, THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE

                                             Please sign exactly as name appears
                                             at left.  When shares  are held  by
                                             joint  tenants,  both  should sign.
                                             When signing as attorney, executor,
                                             administrator, trustee or guardian,
                                             please  give  your  full  title  as
                                             such. If a corporation, please sign
                                             in full corporate name by president
                                             or  other authorized  officer. If a
                                             partnership,   please    sign    in
                                             partnership   name   by  authorized
                                             person.
                                             Dated _____________________________
                                             ___________________________________
                                             Signature
                                             ___________________________________
                                             Signature

                                             THIS PROXY IS  SOLICITED ON  BEHALF
                                             OF THE BOARD OF DIRECTORS.